Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Record Nine-Month Earnings, Strong Balance Sheet Growth and Reduction in Non-Performing Loans

ARLINGTON, Va., Wednesday, October 17, 2007—Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter 2007 Highlights:

•                  Net income of $6.8 million representing a 12.2% increase over third quarter 2006

•                  Diluted earnings per share up 8.0% to $0.27

•                  Assets, loans and deposits up 18.6%, 17.6% and 15.2% year-over-year

•                  Twenty-second and twenty-third branches opened in Fredericksburg, Virginia (Spotsylvania County) and in Centreville, Virginia (Fairfax County)

•                  Non-performing assets and loans 90+ days past due down 49.7%, on a linked quarter basis

Peter A. Converse, Chief Executive Officer, commented, “Considering continued industry headwinds and concerns, we’re quite pleased with Virginia Commerce’s quarterly and year-to-date performance.  Earnings were up nicely despite the short-term adverse effect of a fifty basis point decrease in the prime rate and the partial restructuring of our securities portfolio.  The net interest margin contraction resulting from the greater-than-expected prime rate reduction should reverse over the next few months as over $1 billion in short-term CDs reprice at lower market rates. Furthermore, the securities restructure will enhance future earnings by approximately $0.02 per share annually.  Balance sheet growth was strong with assets, loans and deposits up 15 to 18% year-over-year.  Our loan growth is not only indicative of the ongoing strength of our loan pipeline but also is particularly satisfying in the face of higher portfolio runoff. Furthermore, despite nationwide concerns about asset quality deterioration in the banking industry, we realized a significant reduction in non-performing loans with the almost simultaneous foreclosure and sale of real estate securing a $1.8 million loan in that category.”

Converse continued, “All in all, our momentum and prospects for continued success remain promising in a challenging market environment.  With our Leesburg branch, the second in Loudoun County, scheduled to open in November, we will have added four new branches in 2007 for a total of 24.  Although these branches represent meaningful increases in occupancy and personnel expense and take approximately 12 months to reach break-even deposit levels, we expect to maintain the Bank’s efficiency level in the high forties.  We continue to add to our team of “best in market” bankers with the recent hiring of Vicki Adams as senior vice president/sales management and training for our growing corp of business development officers.  Vicki comes to us with excellent credentials and local market experience, having worked most recently with PNC in the Washington Metropolitan Area.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Third quarter earnings of $6.8 million increased $743 thousand, or 12.2%, over 2006 third quarter earnings of $6.1 million. On a diluted per share basis, third quarter earnings were $0.27 compared to

$0.25 for the third quarter of 2006, an increase of 8.0%. For the nine months ended September 30, 2007, earnings of $20.2 million represents an 11.6% increase over the $18.1 million earned for the same period in 2006, with diluted earnings per share of $0.81 increasing 11.0%. Earnings for the three and nine months ended September 30, 2007, were affected by two one-time items resulting in an aggregate of $163 thousand in net income. The first item, a net after-tax loss of $252 thousand, resulted from a partial restructuring of the investment securities portfolio. The second item, an after-tax gain of $415 thousand, reflects the gain on sale of a foreclosed property which had secured a nonperforming loan. Overall, the increases in net income for both the quarter and year-to-date were due primarily to an 8.2% and 8.8% increase in net interest income, a 20.7% and 14.6% increase in non-interest income, which includes the two one-time items noted above, and a 35.9% and 53.6% decline in loan loss provisions due to declines in nonperforming loans and loans 90+ days past due, slower loan growth and a shift in loan mix to loan types requiring smaller reserve allocations.

Net Interest Income

Net interest income for the third quarter of $18.9 million was up 8.2%, compared with $17.5 million for the same quarter last year, due to strong loan growth that was offset in part by a forty-three basis point decline in the net interest margin, as the net interest margin decreased from 4.01% in the third quarter of 2006 to 3.58% for the current three-month period. Year-to-date net interest income of $55.4 million was up 8.8%, compared to $50.9 million in 2006, again impacted by strong loan growth and a decline in the net interest margin for the nine-month period from 4.16% in 2006, to 3.69%. On a sequential basis, the margin was down seventeen basis points from 3.75% in the second quarter of 2007, due mostly to a nine basis point decline in the yield on loans resulting from lower loan fee recognition and the fifty basis point decrease in the prime rate.

The year-over-year declines in the net interest margin continue to be primarily the result of significantly higher short-term rates on savings, money market and time deposit accounts, a shift of funds in 2006 from lower rate interest-bearing checking accounts to higher rate accounts, and ongoing strong competition for deposits in the local market. These factors resulted in a 62 basis point increase in the cost of interest-bearing liabilities year-over-year for the nine-month period, compared to a 16 basis point increase in the yield on interest-earning assets.

Despite the Federal Open Market Committee’s recent reduction in the Fed funds target rate, management expects the margin to decline somewhat further in the fourth quarter as approximately thirty-two percent of the loan portfolio immediately repriced downward with the prime rate dropping fifty basis points, while approximately twenty percent of deposit liabilities were able to be repriced down 25 to 50 basis points. However, over the near-term, as the Bank’s $1.1 billion in time deposits, which have an average term of 6.7 months, mature or are replaced at lower market rates, the margin is expected to improve.  As a result, management anticipates the margin to range from 3.50% to 3.70% for the foreseeable future.

Non-Interest Income

Non-interest income of $2.2 million for the third quarter was up 20.7%, compared to the same period in 2006, and was up $773 thousand, or 14.6%, from $5.3 million for the nine-month period ended September 30, 2006, to $6.1 million year-to-date. Fees and net gains on mortgage loans-held for sale were generally flat on both a quarterly and year-over-year basis, while all other categories showed improvement. Results also include a net pre-tax gain of $251 thousand from the combined loss on the sale of securities and gain on the sale of other real estate owned. Excluding the net gain of $251 thousand, non-interest income was unchanged compared to the second quarter of 2007. Management expects fourth quarter non-interest income could be less with lower fees and net gains from mortgage lending activities, as more originations are held in portfolio rather than sold, due to a reduction in available loan products in the secondary market (fee income on portfolio loans is required to be recognized over the loan term, rather than recognized immediately as income).

Non-Interest Expense

Non-interest expense increased $1.3 million, or 15.8%, from $8.6 million in the third quarter of 2006, to $9.9 million in the current period, and increased $4.1 million, or 16.1%, from $25.2 million for the nine months ended September 30, 2006, to $29.3 million year-to-date. Compared to the second quarter of 2007, non-interest expense was mostly unchanged. The year-over-year increases were due to the opening of four new branch locations since August 2006, the hiring of additional loan and business development officers, other staffing and facilities expansion to support loan and deposit growth, and the resumption of FDIC insurance premiums in the second quarter of 2007. As a result of these increases in expenses, the efficiency ratio rose from 44.3% in the third quarter of 2006 to 46.9% in the current period and to 47.6% on a year-to-date basis. Management expects higher levels in all non-interest expense categories in the fourth quarter with one more new branch location to be opened in early November. However, it is expected the efficiency ratio will remain in the high forties.

Loans

Since September 30, 2006, loans, net of allowance for loan losses, have increased $271.5 million, or 17.6%, from $1.54 billion to $1.82 billion. The majority of the loan growth occurred in non-farm, non-residential real estate loans, particularly commercial owner-occupied, and one-to-four family residential real estate loans, rising 19.6% and 39.2%, respectively, while commercial loans increased 34.3% and construction loans were up only 3.5% year-over-year. Since December 31, 2006, loans are up $187.0 million, or 11.4%, and are up $78.5 million, or 4.5%, since June 30, 2007. Loan growth in 2007 has been impacted by a higher level of run-off, principally in construction loans, with total run-off of $277.5 million compared to $118.3 million in 2006.  Management expects loan growth in the 4th quarter of 2007 to be close to 3rd quarter results, based on a strong current pipeline and greater activity in portfolio residential mortgage lending.

Deposits

Over the past year, deposits have increased $238.2 million, or 15.2%, from $1.57 billion to $1.81 billion, with savings and interest-bearing demand deposits increasing by $122.5 million, and time deposits growing by $142.1 million. Year-to-date deposits are up $199.8 million, or 12.4%, with demand deposits up $11.9 million, savings and interest-bearing demand deposits increasing $70.1 million, and time deposits growing by $117.8 million. Sequentially, deposits increased $60.3 million, with demand deposits down slightly, savings and interest-bearing deposits increasing $25.1 million and time deposits rising $42.1 million during the period.

Repurchase Agreements and Federal Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Federal funds purchased increased $55.3 million, or 44.1%, from $125.3 million at September 30, 2006, to $180.6 million at September 30, 2007, and increased  $31.7 million, or 21.3%, year-to-date.

Investment Securities

Investment securities increased $122.2 million, or 59.5%, from $205.6 million at September 30, 2006, to $327.8 million at September 30, 2007, and increased $93.6 million year-to-date. Early in the third quarter, loan growth lagged deposit growth and the Company held a significantly high level of overnight funds. As the rate paid on overnight funds began falling in mid-August the Company began purchasing investment securities ahead of potentially lower rates, with a mix of pass-through, CMOs, and callable structures issued by U.S. government agencies, and various bank-qualified municipals. As a result, the investment securities portfolio increased $62.7 million, or 23.6%, from June 30, 2007.

Additionally in the third-quarter, the Company restructured a portion of its portfolio, whereby the Company sold $35.0 million of available-for-sale securities, with a weighted average yield of 3.72% and an average remaining term of sixteen months.  The sales resulted in an after-tax loss of $252 thousand.

Proceeds from the sale were used to purchase $34.8 million in mortgage-backed agency securities with yields ranging from 5.52% to 5.75% for an average yield of 5.64% and with an average life of 5.1 years.  Overall, a total after-tax net gain of approximately $564 thousand will be recognized over the remaining term of the bonds sold.

Other Borrowed Funds

During the quarter, as loan growth exceeded deposit growth and total investment securities rose $62.7 million, the Company took advantage of $25 million in a lower cost funding advance through the Federal Home Loan Bank of Atlanta.   The advance has an initial rate of 3.21%, which resets quarterly at three-month Libor less 200 basis points, and then converts to a fixed rate of 4.25% in March 2008, for a remaining term of 4.5 years, unless called.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses decreased in the third quarter from $1.4 million for the three months ended September 30, 2006, to $910 thousand in the current quarter, with declines in the level of non-performing loans and loans past due 90+ days and other identified potential problem loans, as well as slower growth and a shift in loan mix. Sequentially, the provision increased $610 thousand, primarily due to $78.5 million in loan growth compared to $48.2 million in the second quarter.

Non-performing loans and loans 90+ days past due decreased from $7.8 million at September 30, 2006, to $1.9 million as of September 30, 2007, and decreased by $1.8 million, or 49.7%, on a linked quarter basis as the Bank foreclosed on a $1.8 million non-performing loan and subsequently sold the collateral property.   Other identified potential problem loans, which are well-secured and currently performing, but require higher levels of reserves, decreased from $11.8 million at September 30, 2006, to $4.0 million at September 30, 2007. As a result, the total allowance for loan losses as a percent of total loans, decreased from 1.09% at September 30, 2006, to 1.06% at September 30, 2007.  Management continues to focus particular attention on loan categories potentially impacted by the current slowdown in residential real estate.

Stockholders’ Equity

Stockholders’ equity increased $28.8 million, or 21.7%, from $132.8 million at September 30, 2006, to $161.6 million at September 30, 2007, on earnings of $26.6 million over the twelve month period, a $1.0 million increase in other comprehensive income and $1.2 million from proceeds and tax benefits related to the exercise of options by directors, officers and employees and stock option expense credits. On May 1, 2007, a ten percent stock dividend was paid, increasing the number of shares outstanding by 2.2 million to 23.9 million as of quarter-end. This was the twelfth consecutive year that a stock dividend or split has been paid.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on October 17, 2007, at 2:00 p.m. Eastern Daylight Time to discuss the third quarter 2007 financial results. The public is invited to listen to this conference call by dialing 866-244-4635 at least 10 minutes prior to the call.

A replay of the conference call will be available from 5:00 p.m. Eastern Daylight Time on October 17, 2007, until 11:59 p.m. Eastern Daylight Time on October 24, 2007. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1149803.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-three branch offices, two residential mortgage offices and two investment services offices, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Summary Operating Results:
Interest and dividend income	$39,477	$32,537	21.3%	$113,363	$90,372	25.4%
Interest expense	20,602	15,086	36.6%	57,943	39,421	47.0%
Net interest and dividend income	18,875	17,451	8.2%	55,420	50,951	8.8%
Provision for loan losses	910	1,420	-35.9%	1,570	3,380	-53.6%
Non-interest income	2,226	1,844	20.7%	6,063	5,290	14.6%
Non-interest expense	9,900	8,551	15.8%	29,286	25,229	16.1%
Income before income taxes	10,291	9,324	10.4%	30,627	27,632	10.8%
Net income	$6,828	$6,085	12.2%	$20,181	$18,077	11.6%

Performance Ratios:
Return on average assets	1.25%	1.35%		1.30%	1.43%
Return on average equity	17.25%	18.72%		17.99%	19.80%
Net interest margin	3.58%	4.01%		3.69%	4.16%
Efficiency ratio (1)	46.92%	44.32%		47.63%	44.86%

Per Share Data: (2)
Net income-basic	$0.28	$0.25	12.0%	$0.84	$0.76	10.5%
Net income-diluted	$0.27	$0.25	8.0%	$0.81	$0.73	11.0%
Average number of shares outstanding:
Basic	23,916,837	23,656,632		23,902,100	23,514,808
Diluted	24,857,875	25,049,822		24,916,879	24,946,430

	As of September 30,
	2007	2006	% Change

Selected Balance Sheet Data:
Loans, net	$1,816,333	$1,544,821	17.6%
Investment securities	327,838	205,598	59.5%
Assets	2,228,309	1,878,107	18.6%
Deposits	1,805,722	1,567,483	15.2%
Stockholders’ equity	161,565	132,759	21.7%
Book value per share (2)	$6.75	$5.61	20.3%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	10.44%	10.50%
Bank	8.03%	7.72%
Total qualifying capital:
Company	11.44%	11.52%
Bank	11.23%	11.29%

Asset Quality
Non-performing assets:
Impaired loans	$1,589	$2,639
Non-accrual loans	270	341
Total non-performing loans	$1,859	$2,980
Loans 90+ days past due and still accruing	—	4,818
Total non-performing assets and past due loans	$1,859	$7,798

Non-performing loans
to total loans:	0.10%	0.19%
to total assets:	0.08%	0.16%
Non-performing loans and past due loans
to total loans:	0.10%	0.50%
to total assets:	0.08%	0.42%
Allowance for loan losses to total loans	1.06%	1.09%
Net charge-offs (recoveries)	$77	$102
Net charge-offs to average loans outstanding	0.004%	0.01%

	As of September 30,
	2007	2006	% Change

Loan Portfolio:
Commercial	$220,771	$164,438	34.3%
Real estate-one to four family residential	233,977	168,058	39.2%
Real estate-multifamily residential	53,989	52,952	2.0%
Real estate-nonfarm, nonresidential	812,217	679,359	19.6%
Real estate-construction	512,139	495,052	3.5%
Farmland	915	—	100.0%
Consumer	7,227	6,844	5.6%
Total loans	$1,841,235	$1,566,703	17.5%
Less unearned income	5,308	4,782	11.0%
Less allowance for loan losses	19,594	17,100	14.6%
Loans, net	$1,816,333	$1,544,821	17.6%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$242,263	$147,612	64.1%
Domestic corporate debt obligations	10,221	6,055	68.8%
Obligations of states and political subdivisions	22,562	1,396	1516.2%
Restricted stock:
Federal Reserve Bank	1,442	1,442	0.0%
Federal Home Loan Bank	4,631	3,034	52.6%
Community Bankers’ Bank	55	55	0.0%
	$281,174	$159,594	76.2%
Held-to-maturity:
U.S. Government Agency obligations	$34,793	$36,642	-5.0%
Obligations of states and political subdivisions	11,871	9,362	26.8%
	$46,664	$46,004	1.4%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)          Adjusted to give effect to a 10% stock dividend in May 2007.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of September 30,

(Unaudited)

	2007	2006
Assets
Cash and due from banks	$30,432	$34,406
Interest-bearing deposits with other banks	1,125	1,066
Securities (fair value: 2007, $327,248; 2006, $204,583)	327,838	205,598
Federal funds sold	—	46,200
Loans held-for-sale	4,291	11,501
Loans, net of allowance for loan losses of $19,594 in 2007 and $17,100 in 2006	1,816,333	1,544,821
Bank premises and equipment, net	11,894	8,920
Accrued interest receivable	11,793	9,072
Other assets	24,603	16,523
Total assets	$2,228,309	$1,878,107
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$198,871	$225,196
Savings and interest-bearing demand deposits	529,558	407,103
Time deposits	1,077,293	935,184
Total deposits	$1,805,722	$1,567,483
Securities sold under agreement to repurchase and federal funds purchased	180,551	125,280
Other borrowed funds	25,000	—
Trust preferred capital notes	44,344	44,344
Accrued interest payable	8,226	5,449
Other liabilities	2,901	2,792
Total liabilities	$2,066,744	$1,745,348
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2007, 23,919,498; 2006, 21,514,938	23,919	21,515
Surplus	72,938	30,904
Retained earnings	64,633	81,312
Accumulated other comprehensive loss, net	75	(972)
Total stockholders’ equity	$161,565	$132,759
Total liabilities and stockholders’ equity	$2,228,309	$1,878,107

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2007	2006	2007	2006

Interest and dividend income:
Interest and fees on loans	$35,441	$30,063	$102,756	$83,529
Interest and dividends on investment securities:
Taxable	3,309	2,195	8,905	5,792
Tax-exempt	228	60	481	180
Dividends	77	81	217	208
Interest on deposits with other banks	17	13	52	39
Interest on federal funds sold	405	125	952	624
Total interest and dividend income	$39,477	$32,537	$113,363	$90,372
Interest expense:
Deposits	$18,230	$12,684	$51,176	$33,234
Securities sold under agreement to repurchase and federal funds purchased	1,563	1,313	4,399	3,378
Other borrowed funds	22	290	22	506
Trust preferred capital notes	787	799	2,346	2,303
Total interest expense	$20,602	$15,086	$57,943	$39,421
Net interest income:	$18,875	$17,451	$55,420	$50,951
Provision for loan losses	910	1,420	1,570	3,380
Net interest income after provision for loan losses	$17,965	$16,031	$53,850	$47,571
Non-interest income:
Service charges and other fees	$823	$779	$2,483	$2,390
Non-deposit investment services commissions	226	191	603	418
Fees and net gains on loans held-for-sale	751	777	2,181	2,199
Gain on sale of OREO	638	—	638	—
Gain (loss) on sale of securities	(387)	—	(387)	—
Other	175	97	545	283
Total non-interest income	$2,226	$1,844	$6,063	$5,290
Non-interest expense:
Salaries and employee benefits	$5,452	$4,847	$16,773	$14,578
Occupancy expense	1,802	1,448	5,046	4,004
Data processing expense	471	491	1,468	1,433
Other operating expense	2,175	1,765	5,999	5,214
Total non-interest expense	$9,900	$8,551	$29,286	$25,229
Income before taxes on income	$10,291	$9,324	$30,627	$27,632
Provision for income taxes	3,463	3,239	10,446	9,555
Net Income	$6,828	$6,085	$20,181	$18,077

Earnings per common share, basic (1)	$0.28	$0.25	$0.84	$0.76
Earnings per common share, diluted (1)	$0.27	$0.25	$0.81	$0.73

(1) Adjusted to give effect to a 10% stock dividend in May 2007.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended September 30,

(Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$289,115	$3,614	5.09%	$207,479	$2,336	4.54%
Loans, net of unearned income (2)	1,783,272	35,441	7.90%	1,510,936	30,063	7.89%
Interest-bearing deposits in other banks	1,230	17	5.48%	1,060	13	5.03%
Federal funds sold	31,502	405	5.03%	9,567	125	5.11%
Total interest-earning assets	$2,105,119	$39,477	7.46%	$1,729,042	$32,537	7.47%
Other assets	67,157			55,203
Total Assets	$2,172,276			$1,784,245

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$154,587	$669	1.72%	$165,986	$684	1.64%
Money market accounts	219,190	2,207	4.00%	214,004	1,977	3.66%
Savings accounts	136,230	1,533	4.47%	22,753	109	1.90%
Time deposits	1,080,603	13,821	5.07%	851,280	9,914	4.62%
Total interest-bearing deposits	$1,590,610	$18,230	4.55%	$1,254,023	$12,684	4.01%
Securities sold under agreement to repurchase and federal funds purchased	162,312	1,563	3.82%	125,358	1,313	4.15%
Other borrowed funds	2,717	22	3.21%	20,652	290	5.49%
Trust preferred capital notes	43,000	787	7.16%	43,000	799	7.28%
Total interest-bearing liabilities	$1,798,639	$20,602	4.54%	$1,443,033	$15,086	4.15%
Demand deposits and other liabilities	216,654			212,235
Total liabilities	$2,015,293			$1,655,268
Stockholders’ equity	156,983			128,977
Total liabilities and stockholders’ equity	$2,172,276			$1,784,245
Interest rate spread			2.92%			3.32%
Net interest income and margin		$18,875	3.58%		$17,451	4.01%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.4 million and $1.1 million for the three months ended September 30, 2007, and 2006, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Nine Months Ended September 30,

(Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$263,790	$9,603	4.86%	$192,212	$6,180	4.29%
Loans, net of unearned income (2)	1,728,996	102,756	7.95%	1,429,660	83,529	7.81%
Interest-bearing deposits in other banks	1,252	52	5.59%	1,049	39	4.99%
Federal funds sold	24,492	952	5.12%	17,421	624	4.72%
Total interest-earning assets	$2,018,530	$113,363	7.53%	$1,640,342	$90,372	7.37%
Other assets	63,736			54,029
Total Assets	$2,082,266			$1,694,371

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$157,086	$1,990	1.69%	$181,869	$2,250	1.65%
Money market accounts	227,926	6,755	3.96%	183,062	4,610	3.37%
Savings accounts	107,011	3,512	4.39%	19,490	157	1.08%
Time deposits	1,036,200	38,919	5.02%	810,467	26,217	4.32%
Total interest-bearing deposits	$1,528,223	$51,176	4.48%	$1,194,888	$33,234	3.72%
Securities sold under agreement to repurchase and federal funds purchased	151,355	4,399	3.89%	112,087	3,378	4.03%
Other borrowed funds	916	22	3.21%	13,004	506	5.13%
Trust preferred capital notes	43,000	2,346	7.19%	43,000	2,303	7.06%
Total interest-bearing liabilities	$1,723,494	$57,943	4.49%	$1,362,979	$39,421	3.87%
Demand deposits and other liabilities	208,770			209,324
Total liabilities	$1,932,264			$1,572,303
Stockholders’ equity	150,002			122,068
Total liabilities and stockholders’ equity	$2,082,266			$1,694,371
Interest rate spread			3.04%			3.50%
Net interest income and margin		$55,420	3.69%		$50,951	4.16%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $4.2 million and $4.0 million for the nine months ended September 30, 2007, and 2006, respectively.